Exhibit 99.1
Vistagen Reports Fiscal Year 2027 First Quarter Financial Results and Corporate Update

Exploratory analyses of patients with very severe social anxiety disorder demonstrated nominally statistically significant improvement in recently reported clinical studies

FDA engagement planned during the current quarter regarding potential future Phase 3 path forward for fasedienol in social anxiety disorder

Appointments of Angel S. Angelov, M.D., MBA, as Chief Medical Officer and Douglas J. Williamson, M.D. to the Board add decades of neuroscience drug development experience

SOUTH SAN FRANCISCO, Calif – August 14, 2026 - Vistagen (Nasdaq: VTGN), a late clinical-stage biopharmaceutical company leveraging a deep understanding of nose-to-brain neurocircuitry to develop and commercialize a new class of rapid-onset neurocircuitry-focused intranasal product candidates called pherines, today reported financial results for the fiscal year 2027 first quarter ended June 30, 2026, and provided a corporate update.

“Since reporting PALISADE-4 results in June, we have moved swiftly to define next steps for fasedienol, evaluate strategic options, and preserve cash,” said Shawn Singh, President and Chief Executive Officer of Vistagen. “We look forward to meeting with the FDA in the near term to discuss the path forward for our fasedienol Phase 3 program in social anxiety disorder."

Recent Corporate Highlights

Fasedienol for Acute Treatment of Social Anxiety Disorder

•Announced preliminary data from the open label extension (OLE) portion of PALISADE-3. Based on an analysis of subjects who elected to participate in the OLE portion of the trial, fasedienol, taken as needed before or during anxiety-provoking social or performance situations in daily life for up to 12 months, was observed to be well-tolerated, with no new drug-related safety findings or trends identified. Preliminary exploratory efficacy data over the first four months of treatment showed improvement over time on both the clinician-administered Liebowitz Social Anxiety Scale (LSAS) and the Social Phobia Inventory. Because the OLE portion of PALISADE-3 was open-label and uncontrolled, these exploratory efficacy observations were not based on a comparison to placebo and should be interpreted with caution.

•Announced topline and post-hoc data from the randomized portion of PALISADE-4, a Phase 3 study designed to assess the efficacy, safety, and tolerability of fasedienol for the acute treatment of social anxiety disorder. Although in the overall trial population fasedienol did not achieve its primary endpoint, in a post-hoc analysis of a subpopulation of patients with very severe social anxiety, fasedienol showed nominally statistically significant improvement compared to placebo. Favorable safety and tolerability data of fasedienol were consistent with previous placebo-controlled clinical trials.

•Announced topline results from an exploratory Phase 2 repeat dose study of fasedienol, designed to assess the efficacy, safety, and tolerability of two 3.2 µg doses of fasedienol administered ten minutes apart compared with a single 3.2 µg dose and placebo, for the acute treatment of social anxiety. Although the study was not designed to demonstrate, and did not demonstrate, statistically significant differences between the treatment groups, both active treatment arms showed numerical separation from placebo. Both treatment arms also separated numerically from placebo in a prespecified analysis of patients with very severe social anxiety, with nominally statistically significant responses for the single dose arm compared with placebo and as pooled, consistent with results previously observed in this very severe subpopulation in PALISADE-4.

•Achieved minimum fasedienol patient exposures recommended under International Council for Harmonisation (ICH) Technical Requirements for Pharmaceuticals for Human Use with over 1,500 subjects receiving at least a single exposure to fasedienol, over 300 subjects with at least 6-months of exposure, and over 100 subjects with at least 12 months of exposure.

Regulatory

•Advanced planning and preparation for meeting with the FDA regarding a potential future registration- directed development pathway for fasedienol for the acute treatment of social anxiety disorder, building on the totality of data generated to date.

•Received FDA's "Study May Proceed" letter for refisolone under the Company's open U.S. Investigational New Drug (IND) application for treatment of moderate-to-severe vasomotor symptoms (hot flashes) due to menopause.

Strategic and Corporate Updates

•Appointed Angel S. Angelov, M.D., MBA, as Chief Medical Officer, and Douglas J. Williamson, M.D., to the Board of Directors, leaders with decades of neuroscience clinical and regulatory experience supporting the Company’s next phase of late-stage drug development.

•Continued disciplined capital allocation and cost-management initiatives designed to prioritize key clinical and regulatory milestones while extending the Company's operating runway.

•Continued evaluating strategic opportunities intended to leverage the Company's differentiated pherine pipeline and neuroscience expertise.

Financial Results for Fiscal Year 2027 First Quarter Ended June 30, 2026

Revenue

•Revenue recognized for the period was primarily attributable to the expiration of the exclusivity period under the Company’s Exclusive Negotiation Agreement with Fuji Pharma Co., Ltd. during the quarter, triggering the recognition of $1.2 million of revenue related to the agreement. All cash payable to the Company under this agreement was received in prior periods.

Research and Development (R&D) Expense

•Research and development expense was $10.9 million for the quarter ended June 30, 2026, compared with $11.7 million for the quarter ended June 30, 2025. The change in R&D expense was primarily attributable to activities supporting U.S. registration-directed development of fasedienol for the acute treatment of social anxiety disorder, manufacturing and manufacturing-related activities, and development of the Company's pherine product candidates.

•Research and development expenses are expected to continue to decrease in future periods as a result of the Company’s cash preservation measures and the conclusion of PALISADE-4 and the Repeat Dose Study. However, future R&D expense trends will depend on FDA feedback regarding a potential registrational pathway for fasedienol.

General and Administrative (G&A) Expense

•General and administrative expense was $3.9 million for the quarter ended June 30, 2026, compared with $4.4 million for the quarter ended June 30, 2025.

•General and administrative expenses are expected to remain at current levels as a result of the Company’s cash preservation measures following its March 2026 reduction in force. As with R&D expense trends, future G&A expense trends will be dependent on feedback from the FDA regarding the potential registrational pathway for fasedienol.

Net Loss

•Net loss was $13.0 million for the quarter ended June 30, 2026, compared with $15.1 million for the quarter ended June 30, 2025.

Cash Position

•Cash, cash equivalents, and marketable securities were $31.7 million as of June 30, 2026. Based on current operating plans, Vistagen believes its cash, cash equivalents, and marketable securities will be sufficient to fund operations into 2027 but are not expected to be sufficient to extend the Company’s cash runway for more than a year from now.

About Vistagen
Vistagen (Nasdaq: VTGN) is a late clinical-stage biopharmaceutical company leveraging a deep understanding of nose-to-brain neurocircuitry to develop and commercialize a new class of rapid-onset neurocircuitry-focused intranasal product candidates called pherines. Vistagen’s pherine product candidates are designed to achieve therapeutic benefits without requiring absorption into the blood or uptake into the brain, giving them the potential to be a safer alternative to other pharmacological options, if successfully developed and approved. Vistagen’s most advanced intranasal pherine product candidates are fasedienol for the acute treatment of social anxiety disorder, itruvone for treatment of major depressive disorder, and refisolone for treatment of vasomotor symptoms (hot flashes) due to menopause. Connect at www.Vistagen.com

Forward-looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws, including, without limitation, Vistagen’s belief about the meaningfulness of the efficacy signal in a subgroup of patients in PALISADE-4 with very severe social anxiety disorder, statements regarding efficacy signals observed in the Repeat Dose Study across prespecified analyses, which remain subject to change upon completion of a full analysis and audit of the complete data set from the study, Vistagen’s belief about the meaningfulness of data from the OLE portion of PALISADE-3, the significance of such signals to the overall body of clinical evidence supporting fasedienol’s therapeutic potential, the Company’s plans for upcoming discussions with the FDA regarding the potential registrational pathway for fasedienol, Vistagen’s expectations regarding anticipated trends for R&D and G&A expense in future periods, Vistagen’s plans to remain financially disciplined, and Vistagen’s belief that its cash resources will support operations into 2027 but is not expected to be sufficient to extend cash runway for more than a year from now. These forward-looking statements involve known and unknown risks that are difficult to predict and include all matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “project,” “outlook,” “strategy,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “strive,” “goal,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Vistagen and its management, are inherently uncertain. As with all pharmaceutical products, there are substantial risks and uncertainties in the process of development and commercialization, and actual results or developments may differ materially from those projected or implied in these forward-looking statements. There can be no guarantee that any of Vistagen’s product candidates, including fasedienol, will successfully complete ongoing or future clinical trials within estimated timelines or at all, receive regulatory approval or be commercially successful. Because the Repeat Dose Study was not powered to demonstrate statistical significance, there can be no assurance that the numerical trends and nominally significant findings described in this press release will be replicated in future, adequately powered clinical trials, or that the FDA will view such findings as supportive of a registrational pathway for fasedienol. Other factors that may cause such a difference include, without limitation, risks and uncertainties relating to conducting future clinical trials as currently expected or at all; Vistagen’s ability to replicate numerical trends and nominally significant findings from studies in the PALISADE Program or that the FDA will view such findings as supportive of a registrational pathway for fasedienol; Vistagen’s ability to successfully employ cash preservation measures and/or secure adequate financing for its operations, including financing or collaborative support for continued clinical development of its product candidates; Vistagen's dependence on third-party collaborators for the development, regulatory approval, and/or commercialization of its product candidates and other aspects of its business, which are outside of Vistagen's full control; the scope and enforceability of Vistagen’s patents, including patents related to Vistagen’s pherine product candidates; fluctuating costs of materials and other resources and services required to conduct Vistagen’s ongoing and/or planned clinical and non-clinical trials; market conditions; the impact of general economic, industry or political conditions in the United States or internationally; and other technical and unexpected hurdles in the development, manufacture and commercialization of Vistagen’s product candidates. These risks and others are more fully discussed in the section entitled “Risk Factors” in Vistagen’s Annual Report on Form 10-K for the period ended March 31, 2026, and Quarterly Report on Form 10-Q for the period ended June 30, 2026, as well as discussions of potential risks, uncertainties, and other important factors in our other filings with the U.S. Securities and Exchange Commission (SEC). Vistagen’s SEC filings are available on the SEC’s website at www.sec.gov. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release and should not be relied upon as representing Vistagen’s views as of any subsequent date. Vistagen explicitly disclaims any obligation to update any forward-looking statements other than as may be required by law. If Vistagen does update one or more forward-looking statements, no inference should be made that Vistagen will make additional updates with respect to those or other forward-looking statements.

VISTAGEN THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value amounts)

	June 30, 2026	March 31, 2026
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,991	$30,789
Marketable securities	14,739	14,614
Prepaid expenses and other current assets	2,580	1,540
Total current assets	34,310	46,943
Property and equipment, net	375	427
Right-of-use asset - operating lease	659	801
Other assets	392	393
Total assets	$35,736	$48,564
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,000	$1,535
Accrued expenses	9,238	8,755
Note payable	—	96
Deferred revenue	234	1,710
Operating lease obligation - current portion	720	699
Total current liabilities	11,192	12,795
Deferred revenue - non-current portion		—
Operating lease obligation - non-current portion	63	249
Total liabilities	11,255	13,044
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized at June 30, 2026 and March 31, 2026; no shares outstanding at June 30, 2026 and March 31, 2026	—	—
Common stock, $0.001 par value; 325,000,000 shares authorized at June 30, 2026 and March 31, 2026; 44,381,433 and 39,624,839 shares issued at June 30, 2026 and March 31, 2026, respectively	44	40
Additional paid-in capital	518,759	516,767
Treasury stock, at cost, 4,522 shares of common stock held at June 30, 2026 and March 31, 2026	(3,968)	(3,968)
Accumulated other comprehensive income	(7)	(2)
Accumulated deficit	(490,347)	(477,317)
Total stockholders’ equity	24,481	35,520
Total liabilities and stockholders’ equity	$35,736	$48,564

VISTAGEN THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,
	2026	2025
Revenues:
Sublicense and other revenue	$1,476	$244
Total revenues	1,476	244
Operating expenses:
Research and development	10,906	11,678
General and administrative	3,918	4,370
Total operating expenses	14,824	16,048
Loss from operations	(13,348)	(15,804)
Other income, net:
Interest income, net	319	711
Other income	(1)	(2)
Loss before income taxes	(13,030)	(15,095)
Income taxes	—	—
Net loss	$(13,030)	$(15,095)
Unrealized loss on marketable securities	(5)	(4,000)
Comprehensive loss	$(13,035)	$(15,099)
Basic and diluted net loss per common share	$(0.30)	$(0.47)
Weighted average common shares outstanding, basic and diluted	42,980,174	31,930,665

Investor Inquiries:
IR@vistagen.com

Media Inquiries:
Media@vistagen.com

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